Exhibit 99.2

From:	Corporate Communications
Sent:	Monday, September 19, 2005 6:16 AM
To:	PRGN - Corporation
Subject:	A Message from John Mutch

CEO Message

Merger Announcement

September 19, 2005

Peregrine Colleagues:

Early this morning, prior to the opening of the U.S. securities markets, Peregrine Systems released a public announcement that it has signed a merger agreement with Hewlett Packard Corporation. The purpose of this communication is to provide you with some more detailed information relevant to Peregrine Systems personnel.

The decision by the Peregrine Systems Board of Directors to accept Hewlett Packard’s offer to buy the company certainly evokes in me some sense that we left “unfinished business” on the table. I was optimistic that we could complete our financial filings and re-list Peregrine on the NASDAQ market, completing a round trip cycle that would have been truly remarkable. However, the opportunity to join forces with Hewlett Packard offers a wonderful opportunity for Peregrine Systems personnel, our customers and our shareholders. It is a combination and an outcome that we can all be proud of and we can hold our heads very high.

For Peregrine, the additional resource capability to develop great products, the excellent employment practices and the world class reputation of Hewlett Packard will offer significantly enhanced opportunities for many of our people. Our customers will see enhanced value delivered through a larger, more capable organization. Our shareholders have eliminated risk and achieved liquidity on their investment and I know they will be very pleased with this outcome.

The merger is subject to the approval of our stockholders and is not expected to be completed for a number of months. We have drafted and posted on FalconNet, an FAQ that covers many of the questions that I know you may have regarding continued employment, benefits, the merger process and timeline that will be updated from time to time as we learn more. I would encourage you to access this document and at 10:00AM PST this morning, we will hold a company-wide conference call with my executive staff to communicate with you.

Our job now becomes very clear, it is to continue unabated the great work that we have been doing on our products and for our customers. Our operating practices generally will not change until the merger is complete. While, ultimately, Hewlett Packard will make decisions consistent with their operating practices, a large part of the rational for this deal was access to the great Peregrine work force. Continue to work hard and stay focused and know that I will be a strong advocate for Peregrine personnel in every situation that I can be.

I look forward to speaking with you at 10:00AM.

Warm Regards,

John